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RITE AID CORPORATION

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•	our ability to improve the operating performance of our existing stores in accordance with our management's long term strategy;

•	our ability to hire and retain pharmacists and other store personnel;

•	the outcomes of pending lawsuits and governmental investigations;

•	competitive pricing pressures and continued consolidation of the drugstore industry; and

•	the efforts of third party payors to reduce prescription drug costs, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

We undertake no obligation to revise the forward-looking statements included in the following information to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

To Fellow Stockholders, Customers and Associates:

Fiscal 2004 was a banner year for Rite Aid as the company returned to profitability. Building on the consistent improvement we've shown over the last four years, we delivered net income of $83.3 million and operating results that improved significantly both in dollars and as a percent of revenues. Much of the credit for these achievements goes to the more than 72,000 Rite Aid associates across the country who believed that with hard work and commitment, they could turn Rite Aid into a healthy company again. And did.

Annual revenues climbed to $16.6 billion with same store sales growing by 5.7 percent. Pharmacy same store sales rose 6.4 percent as we filled more than 200 million prescriptions and continued to make significant investment in initiatives to increase prescription sales and build our pharmacies for the future. As one of the industry leaders in same store sales increases of non-prescription items, we posted a 4.6 percent gain for the year. Our customer satisfaction ratings also improved, both in the overall score as well as in pharmacy service and operations.

So, what's behind our success?

We never wavered from our strategy: to improve the productivity of our existing store base. And our entire organization stayed focused on our four critical priorities: increasing prescription sales, growing front-end sales, improving customer satisfaction and containing expenses. We also made Rite Aid even easier to shop by extending hours in many of our stores. Bottom line, we satisfied more customers, ran better stores and leveraged our increase in sales.

We also continued to strengthen our balance sheet. Early in the year, we completed a major refinancing that extended the maturity on a major portion of our debt to 2008, giving us greater flexibility to invest in our business. A 40 percent reduction in debt over the past four years and a substantial increase in earnings have resulted in significant improvement in our credit ratios.

Another milestone in fiscal 2004 was the start of a new store development program. After several years of concentrating on strengthening our existing stores, we've ramped up our real estate team, lined up new sites and developed a new store design that uniquely combines a focus on the customer and the pharmacy with operational efficiency. Committed to a fiscally responsible and manageable expansion program, we'll begin with 40 to 50 new and relocated stores this year with 100 more planned for fiscal 2006. Our new stores initially will be built in our strongest existing markets—a strategy we believe will deliver a much quicker and bigger payback than entering new markets.

In short, we became a better company in fiscal 2004. And with such substantial momentum propelling us into fiscal 2005, we look forward to continued strong financial performance and earnings growth in the year ahead.

Why are we so optimistic?

In part, because of the drugstore sector overall. Prescription sales are estimated to grow at least 30 percent over the next three years, with continued emphasis on cost -saving drug therapy over hospital stays and aging baby boomers wanting to live longer and healthier lives. Drugmaker spending on research to develop new treatments for disease rose to more than $33 billion last year. Estimates are that as many as half of the 30 new drugs coming to market this year have potential blockbuster status, which means at least $1 billion in annual sales per drug. And FDA approvals of new generics are expected to increase dramatically over the next several years, which will make prescriptions more affordable.

The other reason we are optimistic has to do with Rite Aid itself. We have a strong store base, well positioned with first or second market position in 60 percent of our top 124 markets. Fifty-three per cent of our stores are free-standing, a number that will grow with new development, and most of our stores are concentrated in large markets with convenient locations to attract customers. We have a modern distribution system that can efficiently support growth. And we believe we have the right strategies in place to continue to transform our company and profitably grow our business.

Growing Pharmacy Sales

Growing pharmacy sales will remain our number one priority. We'll continue to make a significant investment in technologies that support our pharmacies and pharmacists. Our new state-of-the-art NexGen dispensing system improves workflow and gives our pharmacists more time to counsel patients. And more than 1,600 of our pharmacies are already able to electronically receive prescriptions from doctor's offices, making filling those prescriptions faster, safer and more efficient. We are an industry leader in this capability and will turn on e-prescribing in more stores as prescribers come on line. A recent study shows that a shift by physicians from handwritten to e-mail prescriptions could cut health care costs by billions of dollars annually.

We'll also continue to reinforce the unique proposition of the retail drugstore as a source for managing health and well being with programs like our specialty pharmacy for patients requiring complex drug therapies, more immunization programs and our chainwide Diabetes Initiative in partnership with the American Diabetes Association. It's the most comprehensive diabetes program in the industry, designed to make it easier for the 18 million diabetics in the U.S. to manage their disease. These programs build on our customers' view of our pharmacists as a valuable health care resource.

This year we've doubled our capital budget for acquiring prescription files, after substantially increasing our file buys the year before. File buys bring new pharmacy customers to Rite Aid and provide a quick return on investment. Our customer reacquisition and direct to doctor marketing programs are also gaining traction and we're building new relationships and offering new services to our managed care partners. There's been a lot of conversation about retail drugstores providing 90-day prescriptions to compete with mail order. We believe all patients deserve the benefit of face-to-face interaction with their neighborhood pharmacist and will provide 90-day prescriptions at retail to compete with mail order when the opportunity is available and it makes financial sense to do so.

Another big topic of conversation is the new Medicare prescription legislation passed by Congress last November, with the full drug benefit going into effect in 2006. In the meantime, Medicare has endorsed many different prescription discount cards for seniors. Rite Aid will accept almost all of them. Just as importantly, our pharmacists are committed to helping seniors choose the card that's best for their needs. While we don't yet know what effect this will have on our business, IMS Health, a pharmaceutical marketing research company, predicts that a Medicare drug benefit could add 75 to 100 million prescriptions a year to the market.

Achieving Front-End Sales Growth

While we are one of the leaders in the chain drug industry in front-end same store sales gains over the past two years, there's still substantial room for growth. According to A. C. Nielsen, about 25 percent of all U.S. households shopped Rite Aid last year, but not all of them shopped both the pharmacy and the front end of the store. Marketing programs to encourage them to do so is a priority for us this year. So is continuing to build our highest impact front-end categories, expanding our marketing to secondary targets like teens, Hispanic and African-American customers and increasing our private brand sales, which last year reached an all time high. Our customers appreciate the quality and value of our Rite Aid brand products as well as the exclusive lines we've created like Pure Spring bath and body products, Big Fizz soft drinks and KidzFun toys.

Increasing Customer Satisfaction

We believe that being the best at delivering customer satisfaction can differentiate a chain drugstore company from its competitors because no one is doing it well, and the drugstore that gets there first will have a clear competitive advantage. That's why so much of our focus has been and continues to be on increasing customer satisfaction.

"With Us It's Personal" is our commitment to deliver a superior customer shopping experience to every customer who walks through our doors. To support this pledge, we've stepped up our training and recently launched a customer-service interactive voice survey, which will give us—and each one of our store management teams—first-hand customer feedback on the pharmacy experience at all of our stores. We've also started a national advertising and marketing campaign to communicate the promise to our customers, with television ads scheduled for mid-year. And we haven't forgotten that the core of delivering on the customer satisfaction promise is a company's workforce, which is why we recently conducted a survey of all of our associates to see how they felt about their jobs. We were pleased to see that we were doing many things right, but more importantly we learned where we needed to improve.

Containing Expenses

Our fourth critical priority is to continue to contain expenses. While we did a good job last year, we still see room for improvement in areas like energy management, maintenance, repairs and supplies. We'll continue to use online auctions to lower our costs. And we'll focus on improving our worker safety programs that will not only benefit our associates but also reduce worker's compensation costs.

As we go forward, Rite Aid is no longer a turnaround story. It's a story about growth and potential as you can see from the more than 60 percent increase in net income we've given as the mid-range of our guidance for the current fiscal year. Many people supported us all along this amazing journey, and we'd like to thank our Board of Directors, lenders, customers, suppliers and most of all, our associates, who shared the belief that Rite Aid would succeed and will prosper. We'd also like to thank our stockholders for their confidence in our future and commit to them that we will deliver the value they deserve and continue to operate with the highest integrity. Our goal is to turn good results into great results.

Robert G. Miller Chairman	Mary Sammons President and Chief Executive Officer